Exhibit 99.1

December 21, 2015

Mr. William Thomas

Senior Star

1516 S. Boston Avenue, Suite 301

Tulsa,  OK    74119

Dear Mr. Thomas:

The Five Star Board of Directors has directed me to respond to public announcements you have made in the S.E.C. Schedule 13D filed December 2, 2015, as amended on December 15, 2015, and in your letters, dated December 15, 2015, to Bruce Mackey and to Barry Portnoy.

After careful review of your public filings and your letters, the Board unanimously determined to re-iterate the preliminary reactions provided to you on November 30, 2015:  Five Star’s owned assets are not for sale.

The Five Star Board considers that the best way to improve the trading value of Five Star’s securities is to focus on improving earnings.  The earnings from Five Star’s owned communities are an important part of Five Star’s future.  The continued ownership of a significant number of communities provides a stable base for Five Star’s current and future operations.  Five Star’s current business plan is to expand the number of owned communities, rather than to dispose of owned properties.

As was explained to you, many of the business initiatives which you have suggested are already being undertaken and they do not require Five Star’s sale of its owned communities.  The Five Star Board understands that selling Five Star’s owned communities to a competitor company which you own or control may benefit you, but the Board does not believe selling these communities at this time will serve the best interests of Five Star or its shareholders.

Very truly yours,

/s/ Jennifer B. Clark

Jennifer B. Clark
Secretary